EXHIBIT 10.48

GRAHAM PACKAGING COMPANY, INC.

CLASS A EXECUTIVE SEVERANCE PLAN

(Effective February 10, 2010)

Graham Packaging Company, Inc. (the “Company”) has established this Graham Packaging Company, Inc. Class A Executive Severance Plan (the “Plan”) effective February 10, 2010, for the benefit of eligible Class A executive employees of the Company and its affiliates.

The Plan is intended to constitute an “employee welfare benefit plan” as that term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is not intended to be included in the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA as a “severance pay arrangement” within the meaning of Section 3(2)(b)(i) of ERISA. Rather, the Plan is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of 29 C.F.R. § 2510.3-2(b). Accordingly, the benefits paid by the Plan are not deferred compensation and no employee shall have a vested right to such benefits.

The Plan shall continue until such time as it is amended or terminated.

ARTICLE 1. DEFINITIONS.

1.01 “Act” shall mean the Securities Exchange Act of 1934, as amended.

1.02 “Affiliate” shall mean any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest.

1.03 “Base Salary” shall mean the Covered Executive’s annual base salary in effect immediately prior to his Termination of Employment, as shown on the Employer’s records, without regard to bonus, benefits, incentive compensation or perquisites.

1.04 “Beneficial Owner” shall have the same meaning as in Rule 13d-3 of the Act (or any successor rule thereto).

1.05 “Board” shall mean the Board of Directors of the Company.

1.06 “Bonus” shall mean the Covered Executive’s average annual bonus earned in the three years (or his years of employment, if employed less than three years) preceding his Termination of Employment.

1.07 “Cause” shall mean a determination that any of the following events has occurred or conditions exist:

(a) the Covered Executive commits an act of gross negligence, willful misconduct, fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company or any of its Affiliates, or shall be convicted by a court of competent jurisdiction of, or shall plead guilty or nolo contendere to, any felony or any crime involving moral turpitude or any crime which reasonably could affect the reputation of the Company or any of its Affiliates, or the Covered Executive’s ability to perform the required duties of his position with the Employer; or

(b) the Covered Executive habitually, willfully and materially neglects his duties as an employee of the Employer and fails to correct such action within 30 days of notice thereof.

1.08 “Change of Control” shall mean the occurrence of any of the following events:

(a) the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) or 14(d)(2) of the Act) other than the Permitted Holders;

(b) any person or group, other than the Permitted Holders, is or becomes the Beneficial Owner (except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any entity which controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise, provided that, in no event shall this subsection (b) result in a Change of Control if a Permitted Holder is the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any entity which controls the Company);

(c) a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the person or persons who were the Beneficial Owners of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or

(d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board, then in office.

1.09 “Class A Covered Executive” shall mean a Covered Executive classified as such in writing by the Company’s Chief Executive Officer.

1.10 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.11 “Committee” shall mean the Compensation Committee of the Board or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the Plan.

1.12 “Comparable Position” shall mean a position with the Company or a successor employer in which the Covered Executive’s level of responsibilities would not constitute a demotion. For purposes of a Termination Due to Change of Control, a position shall not be a Comparable Position if such position would require the Covered Executive’s principal business location to be relocated more than 50 miles from the Covered Executive’s principal business location immediately prior to the change of control or would result in a material reduction of the Covered Executive’s Base Salary and/or Bonus.

1.13 “Covered Executive” shall mean any Class A Covered Executive who is selected for coverage by the Company's Chief Executive Officer.

1.14 “Date of Termination” shall mean the effective date of a Termination of Employment for any reason, including death or Disability, whether by either the Company or the Covered Executive.

1.15 “Disabled” or “Disability” shall have the same meaning as in Code Section 409A.

1.16 “Employer” shall mean the Company and any of its Affiliates that employ a Covered Executive.

1.17 “Equity Compensation Plan” shall mean the Graham Packaging Company, Inc. 2010 Equity Compensation Plan or any similar plan adopted intended to replace such plan.

1.18 “Good Reason” means the termination of the Covered Executive’s employment with the Employer within 90 days following the occurrence, without the Covered Executive’s prior written consent, of any of the following events:

(a) a substantial diminution in the Covered Executive’s position, authority, duties or responsibilities with the Employer, excluding any isolated, insubstantial and inadvertent action which is remedied by the Employer promptly after receipt of notice thereof from the Covered Executive;

(b) a decrease in the Covered Executive’s Base Salary or Target Annual Bonus;

(c) a reduction in the Covered Executive’s participation in the Company’s benefit plans and policies to a level materially less favorable to the Covered Executive unless such reduction applies to a majority of senior level Covered Executives;

(d) the announcement of the relocation or the actual relocation of the Covered Executive’s primary place of employment to a location 50 or more miles from the Company’s current headquarters; or

(e) a breach by the Company of any of its obligations under any of its employee benefit plans, policies, programs or practices with respect to the Covered Executive and the failure to correct the same within 10 days of notice thereof.

1.19 “Permitted Holder” shall mean, as of the date of determination, any and all of (a) an employee benefit plan (or trust forming a part thereof) maintained by (i) the Company, or (ii) any corporation or other Person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Company; or (b) any stockholder of the Company who, together with its affiliates, owns 50% or more of the total voting power of all classes of voting stock of the Company as of the effective date of the Plan, or any affiliate(s) of such stockholder.

1.20 “Person” shall have the same meaning as in Section 13(d) or 14(d) of the Act (or any successor section thereto).

1.21 “Prorata Annual Bonus” means the product of (a) the annual bonus the Covered Executive would have been entitled to receive in the year of his Termination of Employment had his employment not been terminated, multiplied by (b) a fraction, the numerator of which is the number of days that have elapsed in such year of the Covered Executive’s Termination of Employment through his Date of Termination and the denominator of which is 365.

1.22 “Release” shall mean the written waiver and release described in Section 2.02.

1.23 “Restricted Period” shall mean the 24-month period immediately following a Termination of Employment for any reason.

1.24 “Severance Benefits” shall mean the benefits described in Article 3.

1.25 “Target Annual Bonus” shall mean the Target Annual Bonus as established by the Company's Chief Executive Officer, and approved by the Compensation Committee, as applicable, for a given year.

1.26 “Termination Due to Change of Control” shall mean a Covered Executive’s Termination of Employment within two years following a Change of Control that is involuntary or that voluntary but for Good Reason.

1.27 “Termination For Good Reason” shall mean a Termination of Employment during the Covered Executive’s employment with the Employer by the Covered Executive for Good Reason.

1.28 “Termination of Employment” shall mean a termination by the Employer or by the Covered Executive (or due to the Covered Executive’s death) of the Covered Executive’s employment with the Employer.

1.29 “Termination Without Cause” shall mean a Termination of Employment during the Covered Executive’s employment with the Employer by the Employer for any reason other than Cause or the Covered Executive’s death or Disability.

ARTICLE 2. ELIGIBILITY.

2.01 A Covered Executive who has experienced a Termination For Good Reason, a Termination Without Cause or a Termination Due to Change of Control shall be eligible to receive Severance Benefits designated to be paid upon such event described in Article 3. Notwithstanding anything to the contrary, to the extent that a Covered Executive receives severance benefits under his or her employment agreement with the Company or its Affiliate, the Covered Executive shall not be entitled to receive a Severance Benefit under this Plan. To the extent that a Covered Executive receives severance benefits under this Plan, the Covered Executive shall not be entitled to receive benefits under any other Company severance plan or program, including but not limited to the Company’s Executive Severance Plan.

2.02 Unless determined otherwise by the Committee in its sole discretion, no Severance Benefits shall be due or paid under the Plan to any Covered Executive, unless the Covered Executive executes and does not rescind a written waiver and release, in a form prescribed by the Company, of any and all claims against the Company and its Affiliates, and all related parties arising out of the Covered Executive’s employment and Termination of Employment. (Such release shall also include provisions regarding non-disparagement of the Company and its Affiliates, the Covered Executive’s reasonable cooperation with legal claims and the Covered Executive’s compliance with the covenants set forth in Section 6.01.)

ARTICLE 3. SEVERANCE BENEFITS.

3.01 Termination For Good Reason or Termination Without Cause. In the event of a Termination For Good Reason or a Termination Without Cause, a Covered Executive shall be entitled to the greater of the severance benefits provided under his or her employment agreement with the Company or its Affiliate or the following Severance Benefits:

(a) with respect to equity compensation awards, such awards shall vest and become exercisable or the restrictions thereon shall lapse pursuant to the terms of the applicable equity compensation plan and grant agreement that governs such awards;

(b) an amount equal to one (1) times the sum of the Covered Executive’s Base Salary, which shall be paid in 12 monthly installments subject to any applicable deductions;

(c) an amount equal to the Covered Executive’s accrued but unpaid vacation, payable in a cash lump sum as soon as administratively feasible following the Covered Executive’s Date of Termination; and

(d) the continuation of non-taxable health and dental benefits to which the Covered Executive is entitled, as of the Date of Termination, at active employee rates for 12 months, provided that such benefits shall cease upon the Covered Executive becoming eligible for comparable benefits from a new employer, followed by such Covered Executive’s right to elect continued health benefits under, and in accordance with, the Consolidated Omnibus Budget Reconciliation Act.

3.02 Termination Due to Change of Control. In the event of a Termination Due to Change of Control, a Covered Executive shall be entitled to the greater of the severance benefits provided under his or her employment agreement with the Company or its Affiliate or the following Severance Benefits:

(a) with respect to equity compensation awards, such awards shall vest and become exercisable or the restrictions thereon shall lapse pursuant to the terms of the applicable equity compensation plan and grant agreement that governs such awards;

(b) an amount equal to two (2) times the sum of the Covered Executive’s (i) Base Salary, plus (ii) Bonus, which shall be paid in 24 monthly installments subject to any applicable deductions or;

(c) an amount equal to the Covered Executive’s (i) Prorata Annual Bonus, payable in a cash lump sum at the time the annual bonus would have otherwise been payable had the Covered Executive’s employment not been terminated, and (ii) accrued but unpaid vacation, payable in a cash lump sum as soon as administratively feasible following the Covered Executive’s Date of Termination; and

(d) the continuation of non-taxable health and dental benefits to which the Covered Executive is entitled, as of the Date of Termination, at active employee rates for 12 months, provided that such benefits shall cease upon the Covered Executive becoming eligible for comparable benefits from a new employer, followed by such Covered Executive’s right to elect continued health benefits under, and in accordance with, the Consolidated Omnibus Budget Reconciliation Act.

3.03 Payment of Severance Benefits. Severance Benefits will commence as soon as practicable following the Covered Executive’s execution and acceptance of a Release and expiration of the required revocation period. Payments shall be made by mailing payments to the last mailing address provided by the Covered Executive to the Employer or through such other means as the Company shall deem appropriate.

ARTICLE 4. PLAN ADMINISTRATION.

4.01 General. The Plan is administered by the Committee. The principal duty of the Committee is to administer the Plan in a consistent and non-discriminatory manner in accordance with its terms. The Committee shall have full power, as provided herein, to administer the Plan in all of its details. Notwithstanding anything herein to the contrary, except with regard to him or herself, the Company’s Chief Executive Officer shall have the authority to pay a greater amount of severance benefits than those benefits (whether cash or noncash) that would otherwise be provided under this Plan. In the event of a Change of Control and for a period of two years thereafter, the Committee shall no longer have discretion under the Plan, but rather the terms of the Plan shall apply as interpreted by a court of competent jurisdiction.

4.02 Power and Authority. The Committee’s powers shall include, but shall not be limited to, the following, in addition to all other powers provided by this Plan:

(a) to make, enforce, amend or rescind such rules and regulations relating to the Plan, and to make any other determinations that it deems it deems necessary or proper for the efficient administration of the Plan;

(b) to interpret the Plan and its terms, with the Committee’s interpretations thereof, to be final and conclusive on all persons claiming benefits under the Plan;

(c) to correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it deems necessary or advisable;

(d) to decide all questions concerning the Plan and the eligibility of any person to participate in, and to receive benefits provided under, the Plan;

(e) to authorize the payment of benefits; and

(f) to appoint such agents, counsel, accountants, consultants, and actuaries as may be required to assist in administering the Plan.

Notwithstanding the foregoing and anything herein to the contrary, during the period from the effective date of the Plan through the fifth anniversary following the Plan’s effective date and during the two-year period following a Change of Control, the Committee shall not have the authority to exercise discretion with respect to any aspect of the Committee’s powers and duties and any other aspect of the Plan’s administration, including the benefits enumerated in Article 3, with the exception of making benefits changes beneficial, but not less favorable, to the Covered Executive, and the review of benefit claims under Article 5.

4.03 Payment. The Company shall make payments of Severance Benefits from its general assets to Covered Executives in accordance with the terms of the Plan.

ARTICLE 5. CLAIMS PROCEDURE.

5.01 All claims for Severance Benefits shall be filed in writing with the Committee. Each such claim must be filed by the Covered Executive, or his duly authorized representative, within 60 days following the Covered Executive’s termination of employment.

5.02 The Committee shall decide all claims for benefits under the Plan within 90 days of receipt of the claim. If special circumstances require, the Committee shall notify the claimant in writing within 90 days of receipt of the need for an extension and decide the claimant’s claim within 180 days. Any denial by the Committee of a claim for Severance Benefits shall be stated in writing and shall set forth, in a manner calculated to be understood by the claimant, the specific reasons for denial, specific reference to pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary, and the procedure for the appeal of such denial and a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following an adverse benefit determination on appeal. In addition, the Committee shall afford a reasonable opportunity to any claimant whose claim for Severance Benefits has been denied a review of the decision denying the claim.

5.03 A claimant (or his duly authorized representative) may, upon written request to the Committee within 60 days of receiving a denial of his claim for benefits, (a) request a review of the denial, (b) review pertinent documents, and (c) submit issues and comments in writing to the Committee. A decision by the Committee shall be made promptly and shall not ordinarily be made later than 60 days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be made as soon as possible, but not later than 120 days after receipt of a request for review, and the claimant shall be notified of the extension in writing prior to commencement of the extension. The Committee’s decision on review shall be in writing, shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based, and shall contain a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA. If the decision on review is not furnished within the applicable time described in this section, the claim shall be deemed denied on review.

ARTICLE 6. NON-SOLICITATION; CONFIDENTIALITY; NON-COMPETITION

6.01 Non-Solicitation of Employees; Confidentiality; Non-Competition. As a condition of participating in, and receiving Severance Benefits under, the Plan, the Covered Executive must comply with the requirements set forth in this Section 6.01.

(a) At no time during the Covered Executive’s employment with the Employer nor during the Restricted Period, may the Covered Executive:

(i) directly or indirectly employ or seek to employ any person (other than his personal assistant) employed as of the date of the Covered Executive’s Termination of Employment or who left the employment of the Company or its Affiliates coincident with, or within six months prior to or after, the Covered Executive’s Termination of Employment with the Company or otherwise encourage or entice any such person to leave such employment (provided that this Section 6.01(a)(i) shall not apply either to persons who had not become employed by the Company before the Date of Termination or to persons whose employment ended at any time as a result of the Company’s termination of those individuals without cause);

(ii) become employed by, enter into a consulting arrangement with or otherwise agree to perform personal services for a Competitor (as defined in Section 6.01(b)).

(iii) acquire an ownership interest, or an option to purchase an ownership interest in a Competitor, other than a publicly traded Competitor provided that ownership or option position in such publicly traded Competitor does not exceed 5%;

(iv) solicit any business of the Company on behalf of or for the benefit of a Competitor; or

(v) interfere with, or attempt to interfere with, business relationships between the Company or any of its Affiliates and customers, clients, suppliers of the Company or its Affiliates.

(b) For purposes of the Section, “Competitor” means any Person that produces blowmolded plastic containers or produces or provides any other product or service of the Company that represents, as of the Date of Termination, at least 10% of the consolidated revenues of the Company (including, without limitation, products or services that the Covered Executive is aware, as of the Date of Termination, that the Company had specific plans (as evidenced through the most recent annual corporate business plan or by resolutions of the Board) to produce or provide during the twelve-month period following the Date of Termination and such products or services are reasonably anticipated to represent at least 10% of the consolidated revenues of the Company within the two years following the Date of Termination) that are competitive with those sold by a business that is being conducted by the Company or any Subsidiary at the time in question and was being conducted at the Date of Termination. Notwithstanding anything to the contrary in this Section, goods or services shall not be deemed to be competitive with those of the Company solely as a result of the Covered Executive’s being employed by or otherwise associated with a business of which a unit is in competition with the Company or any Subsidiary (a “Competitive Unit”) but as to which unit the Covered Executive does not have direct or indirect responsibilities for the products or services involved; provided, that such Competitive Unit contributes less than 25% of the consolidated revenues for the most recently completed fiscal year of such business.

(c) At no time during his employment with the Employer nor at any time following any Termination of Employment may the Covered Executive communicate, furnish, divulge or disclose in any manner to any Person any Confidential Information (as defined in Section 6.01(d) without the prior express written consent of the Company other than in the course of the Covered Executive’s employment. After a Termination of Employment, the Covered Executive shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge such Confidential Information to anyone other than the Company and its designees.

(d) For purposes of this Section, “Confidential Information” shall mean financial information about the Company, contract terms with vendors and suppliers, customer and supplier lists and data, know-how, software developments, inventions, formulae, technology, designs and drawings, or any Company property or confidential information relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising, costs, marketing, trading, investment, sales activities, promotion, manufacturing processes, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, trade secrets and such other competitively sensitive information, except that Confidential Information shall not include any information that was or becomes generally available to the public (i) other than as a result of a wrongful disclosure by the Covered Executive, (ii) as a result of disclosure by the Covered Executive during his employment with the Employer that he reasonably and in good faith believes is required by the performance of his duties as an employee of the Employer, or (iii) any information compelled to be disclosed by applicable law or administrative regulation; provided that the Covered Executive, to the extent not prohibited from doing so by applicable law or administrative regulation, shall give the Company written notice of the information to be so disclosed pursuant to clause (iii)of this sentence as far in advance of its disclosure as is practicable.

(e) Upon the Covered Executive’s Termination of Employment with the Company for any reason, he is obligated to return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company, its affiliates and subsidiaries, except that he may retain only those portions of personal notes, notebooks and diaries that do not contain Confidential Information of the type described in the preceding sentence and any personal address books (whether in print or electronic form). Further, the Covered Executive may not retain or use for the Covered Executive’s own benefit, purposes or account or the benefit, purposes or account of any other person, firm, partnership, joint venture, association, corporation or other business designation, entity or enterprise, other than the Company and any Affiliates, at any time any trade names, trademark, service mark, other proprietary business designation, patent, or other intellectual property of the Company or Affiliates.

6.02 Injunction. In the event of a breach by the Covered Executive of this Article 6 that is not cured within 10 days following written notice from the Company to the Covered Executive detailing such breach, the Company is entitled to (a) cease making any payments or providing any benefit otherwise required under the Plan, and/or (b) an injunction preventing the Covered Executive from any breach of this Article 6.

ARTICLE 7. MISCELLANEOUS.

7.01 Amendment and Termination. Notwithstanding the foregoing, the Plan may not be amended in any manner that adversely impacts any Covered Executive unless such Covered Executive expressly consents to such amendment in writing. In the event of a Change of Control and for a period of two years thereafter, the Plan may not be amended, suspended or discontinued in any manner.

7.02 Limitation of Covered Executive’s Rights. Nothing in this Plan shall be construed as conferring upon the Covered Executive any right to continue in the employment of Company, nor shall it interfere with the rights of Company to terminate the employment of the Covered Executive and/or to take any personnel action affecting the Covered Executive without regard to the effect which such action may have upon the Covered Executive as a recipient or prospective recipient of benefits under this Plan. Any amounts payable hereunder shall not be deemed salary or other compensation to the Covered Executive for the purposes of computing benefits to which the Covered Executive may be entitled under any other arrangement established by Company for the benefit of its employees.

7.03 No Limitation on Company Actions. Nothing contained in the Plan shall be construed to prevent Company from taking any action that is deemed by it to be appropriate or in its best interest. Neither the Covered Executive nor any other person shall have any claim against Company as a result of such action.

7.04 Obligations to Company. If the Covered Executive becomes entitled to a distribution of benefits under this Plan upon termination of employment, and if at such time the Covered Executive has outstanding any debt, obligation, or other liability representing an amount owing to Company, then Company may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Company.

7.05 Nonalienation of Benefits. Except as expressly provided herein, the Covered Executive shall not have the power or right to transfer, alienate or otherwise encumber his interest under the Plan. The Company’s obligations under the Plan are not assignable or transferable except to (a) any corporation or partnership which acquires all or substantially all of the Company’s assets, or (b) any corporation or partnership into which the Company may be merged or consolidated. The provisions of this Plan shall inure solely to the benefit of the Covered Executive.

7.06 Beneficiary. If the Covered Executive dies prior to receiving all of the amounts payable to him in accordance with the terms of the Plan, such amounts shall be paid to the Covered Executive’s estate. Such payments shall be made in a lump sum to the extent so payable and, to the extent not payable in a lump sum, in accordance with the terms of the Plan. The Covered Executive, without the consent of any prior Beneficiary may change his designation of Beneficiary(ies) at any time or from time by a submitting to the Company a new designation in writing.

7.07 Protective Provisions. The Covered Executive shall cooperate with the Company by furnishing any and all information requested by Company in order to facilitate the payment of benefits hereunder.

7.08 Withholding Taxes. The Company may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which Company is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Covered Executive. The Covered Executive, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

7.09 Compliance with Code Section 409A. Notwithstanding anything herein to the contrary, this Plan is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Code Section 409A or shall comply with the requirements of such provision. Notwithstanding any provision of this Plan to the contrary, if a Covered Executive is a “specified employee” within the meaning of Code Section 409A, any payments due upon the Covered Executive’s Termination of Employment that constitutes a nonqualified “deferral of compensation” within the meaning of Code Section 409A and which do not otherwise qualify under the exemptions under Treas. Reg. § 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Reg. § 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (a) the date which is six months after the Covered Executive’s “separation from service” (as such term is defined in Code Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (b) the date of the Covered Executive’s death.

7.10 Unfunded Plan. The Plan shall not be funded and no Covered Executive shall have any right to, or interest in, any assets of the Company or its affiliates or subsidiaries.

7.11 Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

7.12 Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to the principles of conflict of laws and to the extent not superseded by Federal law.

7.13 Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

7.14 Notice. Any notice or filing required or permitted to be given to the Company under this Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Human Resources Department, or to such other entity as the Company may designate from time to time. Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.